Filed Pursuant to Rule 433
Dated November 5, 2014
Registration Statement No. 333-196003

3M Company
Medium-Term Notes, Series F
€500,000,000 Floating Rate Notes due 2018
€750,000,000 1.500% Notes due 2026

Summary of Terms

Floating Rate Notes due 2018

Issuer:	3M Company

Expected Ratings:	Aa2 (Negative) / AA- (Stable) (Moody’s / S&P)*

Security Description:	SEC-Registered 4-year Floating Rate Notes

Principal Amount:	€500,000,000

Trade Date:	November 5, 2014

Settlement Date:	November 12, 2014 (T+5)

Maturity Date:	November 9, 2018

Interest Payment Dates:	Payable quarterly on the 9th day of February, May, August and November, beginning February 9, 2015

Interest Reset Dates:	The 9th day of February, May, August and November, beginning February 9, 2015

Interest Reset Period:	Quarterly

Day Count Convention:	Actual/360

Base Rate:	EURIBOR

Spread:	Plus 0.23%

Index Maturity:	3 months

Initial Interest Rate:	Base Rate plus 0.23% (to be determined by the Paying and Calculation Agent on the second banking day prior to the Settlement Date)

Initial Base Rate:	3-month EURIBOR in effect on November 10, 2014

Initial Interest Reset Date:	February 9, 2015

Price to Public:	100%

Gross Proceeds:	€500,000,000

Currency of Payment:	Euro

Payment of Additional Interest:	Yes, as provided in the preliminary pricing

supplement dated November 5, 2014 (the “Preliminary Pricing Supplement”).

Redemption for Tax Reasons:	Yes, as provided in the Preliminary Pricing Supplement.

Listing:	The Issuer intends to apply to list the notes on the NYSE.

Paying and Calculation Agent:	The Bank of New York Mellon, London Branch

Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP/ISIN/Common Code:	88579Y AJ0 / XS1136406268 / 113640626

Joint Book-Running Managers:	Credit Suisse Securities (Europe) Limited Deutsche Bank AG, London Branch J.P. Morgan Securities plc

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

1.500% Notes due 2026

Issuer:	3M Company

Expected Ratings:	Aa2 (Negative) / AA- (Stable) (Moody’s / S&P)*

Security Description:	SEC-Registered 12-year Fixed Rate Notes

Principal Amount:	€750,000,000

Trade Date:	November 5, 2014

Settlement Date:	November 12, 2014 (T+5)

Maturity Date:	November 9, 2026

Coupon:	1.500% per annum

Interest Payment Dates:	Payable annually on the 9th day of November, beginning November 9, 2015

Day Count Convention:	Actual/Actual (ICMA)

Benchmark Government Security:	DBR 1.000% due August 15, 2024

Benchmark Government Security Yield:	0.816%

Re-offer Spread to Benchmark:	+ 83.9 bps

Re-offer Yield:	1.655%

Mid-Swap Yield:	1.235%

Spread to Mid-Swap Yield:	+ 42 bps

Price to Public:	98.327%

Gross Proceeds:	€737,452,500

Currency of Payment:	Euro

Payment of Additional Interest:	Yes, as provided in the preliminary pricing supplement dated November 5, 2014 (the “Preliminary Pricing Supplement”).

Optional Redemption Provision:	Yes, as provided in the Preliminary Pricing Supplement.

Redemption for Tax Reasons:	Yes, as provided in the Preliminary Pricing Supplement.

Listing:	The Issuer intends to apply to list the notes on the NYSE.

Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP/ISIN/Common Code:	88579Y AK7 / XS1136406342 / 113640634

Joint Book-Running Managers:	Credit Suisse Securities (Europe) Limited Deutsche Bank AG, London Branch J.P. Morgan Securities plc

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating.  The rating is subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (Europe) Limited at +1 800 221 1037 or +44 (0) 20 7888 4021, Deutsche Bank AG, London Branch toll-free at +1-800-503-4611 or J.P. Morgan Securities plc collect at +44-207–134-4268.